CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Funds Trust:

We consent to the use of our report, dated April 12, 2011, with respect to the financial statements included herein, on the Putnam Small Cap Value Fund, a fund of Putnam Funds Trust, and to the references to our firm under the captions “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
June 22, 2011